Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Record Quarterly Results
Fiscal 2015 Third Quarter Net Sales Increase 13 Percent; Adjusted Diluted EPS Rises 37 Percent
ATLANTA, July 1, 2015 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced record quarterly results. Fiscal 2015 third quarter net sales of $683.7 million increased $79.8 million, or 13 percent, compared with the year-ago period. Net income for the third quarter of fiscal 2015 was $64.5 million, an increase of 47 percent compared with the prior-year period, while diluted earnings per share (“EPS”) of $1.48 increased 47 percent compared with $1.01 for the year-ago period.
Fiscal 2015 third quarter adjusted net income of $59.5 million increased $16.2 million, or 37 percent, compared with adjusted net income of $43.3 million for the prior-year period. Adjusted diluted EPS for the third quarter of fiscal 2015 increased 37 percent to $1.37 compared with adjusted diluted EPS of $1.00 for the year-ago period. Adjusted results for the third quarter of fiscal 2015 exclude a $0.4 million, or $0.01 diluted EPS, special charge related to previously announced streamlining activities, $1.3 million, or $0.03 diluted EPS, of acquisition-related professional fees (non-tax deductible expense), and a $10.5 million, or $0.15 diluted EPS, net gain associated with financial instruments to hedge the foreign currency exposure related to the previously announced acquisition of Canadian-based Distech Controls, Inc. Adjusted results for the prior-year fiscal third quarter exclude the benefit of a $0.8 million, or $0.01 diluted EPS, recovery related to a fiscal 2013 loss resulting from fraud perpetrated by a former freight service provider. Management believes these items impacted the comparability of the Company's results and that the adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance. A reconciliation of adjusted financial measures to the most directly comparable GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “We were extremely pleased with our record fiscal 2015 third quarter results. Gross profit margin of 43.2 percent increased 290 basis points over prior year’s third quarter, while adjusted operating profit margin also increased 290 basis points year-over-year to 14.8 percent. Our variable contribution margin, that is the incremental adjusted operating profit as a percentage of the increase in net sales, was over 36 percent. We believe our record third quarter results reflect the on-going recovery in new construction, continuing conversion to solid-state lighting, and our ability to provide customers truly differentiated value from our industry-leading portfolio of innovative lighting and control solutions along with superior service.”

Third Quarter Results
The 13 percent year-over-year growth in fiscal 2015 third quarter net sales was due primarily to a 14 percent increase in volume, partially offset by an estimated one percent unfavorable impact from changes in foreign currency exchange rates. The impact of changes in product prices and the mix of products sold (“price/mix”) was insignificant compared with the prior-year period. The increase in volume was broad-based across most product categories and key sales channels. Sales of LED-based products increased approximately 55 percent from the year-ago period and represented more than 45 percent of fiscal 2015 third quarter net sales.
Operating profit for the third quarter of fiscal 2015 was $99.2 million, an increase of $26.6 million, or 37 percent, over the year-ago period. Adjusted operating profit (excluding the impact of acquisition-related professional fees and the special charge) for the third quarter of fiscal 2015 increased $29.1 million, or 41 percent, to $100.9 million compared with the year-ago period adjusted operating profit (excluding the favorable impact of the fraud loss recovery) of $71.8 million. Adjusted operating profit margin for the third quarter of fiscal 2015 increased 290 basis points to 14.8 percent compared with 11.9 percent adjusted operating profit margin for the prior-year period.
Cash and cash equivalents at the end of the third quarter of fiscal 2015 totaled $652.1 million, an increase of $99.6 million since the beginning of the fiscal year. Net cash provided by operating activities totaled $158.2 million for the first nine months of fiscal 2015 compared with $128.8 million for the year-ago period.
Year-to-Date Results
Net sales for the first nine months of fiscal 2015 increased 13 percent to $1,947.2 million compared with $1,724.8 million for the prior-year period. Reported results for the first nine months of fiscal 2015 include operating profit of $264.5 million, net income of $162.0 million, and diluted EPS of $3.72.
Adjusted operating profit for the first nine months of fiscal 2015 increased $73.9 million, or 37 percent, to $276.3 million, or 14.2 percent of net sales, compared with adjusted operating profit for the prior-year period of $202.4 million, or 11.7 percent of net sales. Adjusted net income for the first nine months of fiscal 2015 was $163.6 million compared with $117.3 million for the prior-year period, an increase of over 39 percent. Adjusted diluted EPS for the first nine months of fiscal 2015 increased $1.05, or 39 percent, to $3.76 compared with adjusted diluted EPS of $2.71 for the year-ago period. Adjusted results for the first nine months of fiscal 2015 exclude a net special charge of $9.8 million, or $0.14 diluted EPS, as well as acquisition-related professional fees of $2.0 million, or $0.05 diluted EPS, and a net gain of $10.5 million, or $0.15 diluted EPS, associated with financial instruments to hedge the foreign currency exposure related to the previously announced acquisition of Canadian-based Distech Controls, Inc. Adjusted results for the prior-year period exclude the benefit of $5.8 million, or $0.08 diluted EPS, in recoveries related to fraud perpetrated by a former freight service provider, and $0.2 million favorable adjustment to a previously recorded special charge.

Outlook
Mr. Nagel commented, “We remain very bullish about our prospects for continued future profitable growth. Third-party forecasts as well as key leading indicators suggest that the growth rate for the North American lighting market, which includes renovation and retrofit activity, will be in the mid-to-upper single digit range for our fiscal 2015 with expectations that overall demand in our end markets will continue to experience solid growth over the next several years. Our order rates through the month of June reflect this favorable trend. Further, we expect to continue to outperform the growth rates of the markets we serve due to benefits from growing renovation and tenant improvement projects, further expansion in underpenetrated geographies and channels, and growth from the introduction of new products and lighting solutions. Additionally, we expect to continue to pursue growth opportunities enabled by newer technologies which require additional resources, including talent with specific skill sets, to drive innovation and accelerate commercialization of these evolving digital lighting solutions.”
During the first nine months of fiscal 2015, the Company continued efforts to streamline the organization by realigning certain responsibilities primarily within various selling, distribution, and administrative departments and the consolidation of certain production activities. The Company recorded a pre-tax net special charge of $9.8 million during the nine months ended May 31, 2015 for streamlining actions. The special charge consisted primarily of severance and employee-related costs. Management expects to incur production transfer expenses and additional costs associated with these streamlining actions totaling approximately $1.3 million during the fourth quarter of fiscal 2015. While management expects to achieve annual savings in fiscal 2015 in excess of these costs, management plans to reinvest a portion of these savings over the next twelve months in additional growth initiatives which require resources for further innovation. Through the nine months ended May 31, 2015, the Company realized savings, net of investments, approximately equal to the amount of the special charge.
On March 9, 2015, the Company announced that it entered into an agreement to acquire all of the outstanding capital stock of Distech Controls Inc. (“Distech”), a provider of building automation and energy management solutions. The acquisition is expected to be completed in September 2015 following formal approval of certain shareholders of Distech and other customary closing conditions.
Mr. Nagel concluded, “We believe the broad industry we serve will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities for digital lighting and building management systems to play a key role in the Internet of Things. We believe we are well positioned to fully participate in this exciting industry.”
Non-GAAP Financial Measures
This news release contains non-GAAP financial measures such as “adjusted selling, distribution, and administrative expenses” (“adjusted SD&A expenses”), “adjusted operating profit”, “adjusted operating profit margin”, “adjusted other expense (income)”, “adjusted net income”, and “adjusted diluted EPS”. These measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. However, the Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures.
A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Conference Call
As previously announced, the Company will host a conference call to discuss third quarter results today, July 1, 2015, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2014 net sales of $2.4 billion, Acuity Brands employs approximately 7,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, RELOC® Wiring Solutions, eldoLED® and Acuity Controls.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, “suggests”, “remain”, and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: prospects for future profitable growth; third-party forecasts of a mid-to-upper single digit growth rate for the North American lighting market for fiscal 2015 and expectations that demand in the Company’s end markets will continue to experience solid growth over the next several years; expectation that opportunities exist that will allow the Company to outperform the growth rates of the markets it serves and that the Company will pursue such growth opportunities; expectation of solid growth over the next decade for the lighting and lighting-related industry and the Company’s position to fully participate; additional costs of approximately $1.3 million associated with streamlining activities to be incurred during the fourth quarter of fiscal 2015; reinvestment over the next twelve months of a portion of the streamlining savings in additional growth initiatives; and expectations regarding the completion of the acquisition of Distech Controls in September 2015. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2014. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share and per-share data)

	May 31, 2015	August 31, 2014
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$652.1	$552.5
Accounts receivable, less reserve for doubtful accounts of $1.2 and $1.9 as of May 31, 2015 and August 31, 2014, respectively	392.8	373.4
Inventories	256.4	212.0
Deferred income taxes	20.6	21.5
Prepayments and other current assets	21.7	27.3
Total Current Assets	1,343.6	1,186.7
Property, Plant, and Equipment, at cost:
Land	7.0	7.8
Buildings and leasehold improvements	119.9	116.0
Machinery and equipment	402.1	375.8
Total Property, Plant, and Equipment	529.0	499.6
Less — Accumulated depreciation and amortization	364.1	347.1
Property, Plant, and Equipment, net	164.9	152.5
Other Assets:
Goodwill	565.3	569.4
Intangible assets, net	226.1	231.6
Deferred income taxes	3.3	3.0
Other long-term assets	24.6	24.9
Total Other Assets	819.3	828.9
Total Assets	$2,327.8	$2,168.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$301.9	$287.4
Accrued compensation	58.3	54.8
Accrued pension liabilities, current	1.2	1.2
Other accrued liabilities	124.7	127.1
Total Current Liabilities	486.1	470.5
Long-Term Debt	353.7	353.6
Accrued Pension Liabilities, less current portion	58.1	65.1
Deferred Income Taxes	58.5	58.4
Self-Insurance Reserves, less current portion	7.4	6.8
Other Long-Term Liabilities	50.3	50.2
Total Liabilities	1,014.1	1,004.6
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 52,915,029 issued and 43,195,774 outstanding at May 31, 2015; 52,581,917 issued and 42,862,662 outstanding at August 31, 2014	0.5	0.5
Paid-in capital	783.6	761.5
Retained earnings	1,038.6	893.6
Accumulated other comprehensive loss	(88.8)	(71.9)
Treasury stock, at cost, 9,719,255 shares at May 31, 2015 and August 31, 2014	(420.2)	(420.2)
Total Stockholders’ Equity	1,313.7	1,163.5
Total Liabilities and Stockholders’ Equity	$2,327.8	$2,168.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Nine Months Ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014
Net Sales	$683.7	$603.9	$1,947.2	$1,724.8
Cost of Products Sold	388.1	360.5	1,122.9	1,029.1
Gross Profit	295.6	243.4	824.3	695.7
Selling, Distribution, and Administrative Expenses	196.0	170.8	550.0	487.5
Special Charge	0.4	—	9.8	(0.2)
Operating Profit	99.2	72.6	264.5	208.4
Other Expense (Income):
Interest Expense, net	7.9	8.1	23.8	24.1
Miscellaneous (Income)/Expense, net	(9.5)	(0.1)	(10.5)	0.6
Total Other (Income) Expense	(1.6)	8.0	13.3	24.7
Income before Provision for Income Taxes	100.8	64.6	251.2	183.7
Provision for Income Taxes	36.3	20.8	89.2	62.7
Net Income	$64.5	$43.8	$162.0	$121.0

Earnings Per Share:
Basic Earnings per Share	$1.49	$1.01	$3.74	$2.81
Basic Weighted Average Number of Shares Outstanding	43.2	42.8	43.1	42.7
Diluted Earnings per Share	$1.48	$1.01	$3.72	$2.79
Diluted Weighted Average Number of Shares Outstanding	43.5	43.1	43.4	43.0
Dividends Declared per Share	$0.13	$0.13	$0.39	$0.39

Comprehensive Income:
Net Income	$64.5	$43.8	$162.0	$121.0
Other Comprehensive Income/(Expense) Items:
Foreign currency translation adjustments	(1.5)	1.8	(18.5)	2.8
Defined benefit pension plans, net of tax	0.9	0.7	1.6	1.9
Other Comprehensive Income/(Expense), net of tax	(0.6)	2.5	(16.9)	4.7
Comprehensive Income	$63.9	$46.3	$145.1	$125.7

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Nine Months Ended
	May 31, 2015	May 31, 2014
Cash Provided by/(Used for) Operating Activities:
Net income	$162.0	$121.0
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	34.2	32.2
Share-based compensation expense	12.8	13.2
Excess tax benefits from share-based payments	(12.6)	(10.5)
Loss on the sale or disposal of property, plant, and equipment	1.4	0.1
Deferred income taxes	0.4	0.7
Gain on financial instruments, net	(10.5)	—
Change in assets and liabilities, net of effect of acquisitions, divestitures and effect of exchange rate changes:
Accounts receivable	(25.5)	(34.0)
Inventories	(46.7)	(10.4)
Prepayments and other current assets	2.0	(0.1)
Accounts payable	17.0	6.6
Other current liabilities	28.2	25.6
Other	(4.5)	(15.6)
Net Cash Provided by Operating Activities	158.2	128.8
Cash Provided by/(Used for) Investing Activities:
Purchases of property, plant, and equipment	(42.3)	(24.8)
Proceeds from sale of property, plant, and equipment	1.0	0.9
Investments and acquisitions of business, net of cash acquired	(14.6)	—
Proceeds from settlement of financial instrument	14.4	—
Purchase of financial instrument	(4.1)	—
Net Cash Used for Investing Activities	(45.6)	(23.9)
Cash Provided by/(Used for) Financing Activities:
Proceeds from stock option exercises and other	7.5	8.3
Excess tax benefits from share-based payments	12.6	10.5
Dividends paid	(17.0)	(16.9)
Other financing activities	(10.4)	—
Net Cash (Used for) Provided by Financing Activities	(7.3)	1.9
Effect of Exchange Rate Changes on Cash	(5.7)	1.4
Net Change in Cash and Cash Equivalents	99.6	108.2
Cash and Cash Equivalents at Beginning of Period	552.5	359.1
Cash and Cash Equivalents at End of Period	$652.1	$467.3

(In millions, except per-share data)	Three Months Ended May 31,
	2015		2014
		% of Net Sales		% of Net Sales
Net Sales	$683.7		$603.9

Selling, Distribution, and Administrative Expenses (GAAP)	$196.0	28.7%	$170.8	28.3%
Less: Acquisition-related professional fees	(1.3)		—
Add-back: Freight service provider fraud-related recovery	—		0.8
Adjusted Selling, Distribution and Administrative Expenses (Non-GAAP)	$194.7	28.5%	$171.6	28.4%

Operating Profit (GAAP)	$99.2	14.5%	$72.6	12.0%
Less: Freight service provider fraud-related recovery	—		(0.8)
Add-back: Acquisition-related professional fees	1.3		—
Add-back: Special Charge	0.4		—
Adjusted Operating Profit (Non-GAAP)	$100.9	14.8%	$71.8	11.9%

Other Expense (Income) (GAAP)	$(1.6)		$8.0
Add-back: Net gain on financial instruments	10.5		—
Adjusted Other Expense (Income) (Non-GAAP)	$8.9		$8.0

Net Income (GAAP)	$64.5		$43.8
Less: Net gain on financial instruments, net of tax	(6.5)		—
Less: Freight service provider fraud-related recovery, net of tax	—		(0.5)
Add-back: Acquisition-related professional fees	1.3		—
Add-back: Special Charge, net of tax	0.2		—
Adjusted Net Income (Non-GAAP)	$59.5		$43.3

Diluted Earnings per Share (GAAP)	$1.48		$1.01
Less: Net gain on financial instruments, net of tax	(0.15)		—
Less: Freight service provider fraud-related recovery, net of tax	—		(0.01)
Add-back: Acquisition-related professional fees	0.03		—
Add-back: Special Charge, net of tax	0.01		—
Adjusted Diluted Earnings per Share (Non-GAAP)	$1.37		$1.00

(In millions, except per-share data)	Nine Months Ended May 31
	2015		2014
		% of Net Sales		% of Net Sales
Net Sales	$1,947.2		$1,724.8

Selling, Distribution, and Administrative Expenses (GAAP)	$550.0	28.2%	$487.5	28.3%
Less: Acquisition-related professional fees	(2.0)		—
Add-back: Freight service provider fraud-related recoveries	—		5.8
Adjusted Selling, Distribution and Administrative Expenses (Non-GAAP)	$548.0	28.1%	$493.3	28.6%

Operating Profit (GAAP)	$264.5	13.6%	$208.4	12.1%
Add-back: Acquisition-related professional fees	2.0		—
Less: Freight service provider fraud-related recoveries	—		(5.8)
Add-back: Special Charge	9.8		(0.2)
Adjusted Operating Profit (Non-GAAP)	$276.3	14.2%	$202.4	11.7%

Other Expense (Income) (GAAP)	$13.3		$24.7
Add-back: Net gain on financial instruments	10.5		—
Adjusted Other Expense (Income) (Non-GAAP)	$23.8		$24.7

Net Income (GAAP)	$162.0		$121.0
Less: Net gain on financial instruments, net of tax	(6.5)		—
Add-back: Acquisition-related professional fees	2.0		—
Less: Freight service provider fraud-related recoveries, net of tax	—		(3.6)
Add-back: Special Charge, net of tax	6.1		(0.1)
Adjusted Net Income (Non-GAAP)	$163.6		$117.3

Diluted Earnings per Share (GAAP)	$3.72		$2.79
Less: Net gain on financial instruments, net of tax	(0.15)		—
Add-back: Acquisition-related professional fees	0.05		—
Less: Freight service provider fraud-related recoveries, net of tax	—		(0.08)
Add-back: Special Charge, net of tax	0.14		—
Adjusted Diluted Earnings per Share (Non-GAAP)	$3.76		$2.71